    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 30, 1999.

                                                     REGISTRATION NO. 333-
________________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ------------------------

        ALLIEDSIGNAL INC.                        DELAWARE                           22-2640650
    (EXACT NAME OF REGISTRANT        (STATE OR OTHER JURISDICTION OF             (I.R.S. EMPLOYER
   AS SPECIFIED IN ITS CHARTER)       INCORPORATION OR ORGANIZATION)          IDENTIFICATION NUMBER)

                            ------------------------
                               101 COLUMBIA ROAD
                                 P.O. BOX 4000
                       MORRISTOWN, NEW JERSEY 07962-2497
                                 (973) 455-2000
 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, OF REGISTRANT'S PRINCIPAL
                               EXECUTIVE OFFICES)
                            ------------------------
                            PETER M. KREINDLER, ESQ.
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                               ALLIEDSIGNAL INC.
                               101 COLUMBIA ROAD
                     MORRIS TOWNSHIP, NEW JERSEY 07962-2497
                                 (973) 455-2000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [x]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

                                                                             Proposed     Proposed
                                                                             Maximum      Maximum
                                                                             Offering     Aggregate    Amount of
              Title of Class of Securities                Amount to be       Price        Offering    Registration
                    to be Registered                      Registered(1)(2)   Per Unit(2)  Price(3)    Fee(4)
Debt Securities(4)......................................  $800,000,000      100%         $800,000,000  $ 222,400

(1) Such indeterminate number or amount of debt securities, of AlliedSignal Inc. as may from time to time be issued at indeterminate prices.
(2) Such amount in U.S. dollars or the equivalent thereof in foreign currencies or foreign currency units as shall result in an aggregate initial offering price for all debt securities of $800,000,000. If any debt securities are issued as original issue discount, such greater amount as may result in the initial offering price for securities aggregating $800,000,000.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended ('Securities Act').
(4) Does not include certain securities of AlliedSignal Inc. covered by Registration Statement No. 33-64245 being carried over to this Registration Statement or the registration fee previously paid with respect to such securities.
                            ------------------------
     Pursuant to Rule 429 under the Securities Act, the prospectus included in this Registration Statement also relates to $200,000,000 of securities registered and remaining unissued as of the date of filing of this Registration Statement under Registration Statement No. 33-64245 previously filed by AlliedSignal Inc., with respect to which the filing fee of $59,000 has previously been paid to the Commission. This Registration Statement constitutes Post-Effective Amendment No. 1 to Registration Statement No. 33-64245.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT SPECIFICALLY STATING THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

________________________________________________________________________________

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT WE FILED WITH THE SEC IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED AUGUST 30, 1999.

PROSPECTUS

                                 $1,000,000,000

                            [LOGO OF ALLIEDSIGNAL]

                               ALLIEDSIGNAL INC.
                               101 COLUMBIA ROAD
                       MORRIS TOWNSHIP, NEW JERSEY 07962
                                 (973) 455-2000

                                DEBT SECURITIES

                            ------------------------

     WE WILL PROVIDE SPECIFIC TERMS OF THESE SECURITIES IN SUPPLEMENTS TO THIS PROSPECTUS. YOU SHOULD READ THIS PROSPECTUS AND THE APPLICABLE SUPPLEMENT CAREFULLY BEFORE YOU INVEST.

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

     This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

                   Prospectus dated                        .

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement (No. 333-      ) that
AlliedSignal filed with the SEC utilizing a 'shelf' registration process. Under this shelf process, we may offer from time to time up to $1,000,000,000 (or the equivalent in foreign or composite currencies) of debt securities. This prospectus provides you with a general description of the debt securities we may offer. Each time we offer debt securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus.

     To understand the terms of our securities, you should carefully read this document with the attached prospectus supplement that together give the specific terms of the securities we are offering. You should also read the documents we have referred you to in 'Where You Can Find More Information About AlliedSignal' below for information on our company and our financial statements.

             WHERE YOU CAN FIND MORE INFORMATION ABOUT ALLIEDSIGNAL

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in the following locations:

Public Reference Room          New York Regional Office       Chicago Regional Office
450 Fifth Street, N.W.         7 World Trade Center           Citicorp Center
Room 1024                      Suite 1300                     500 West Madison Street
Washington, DC 20549           New York, NY 10048             Suite 1400
                                                              Chicago, IL 60661

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

     You should also be able to inspect reports, proxy statements and other information about AlliedSignal at the offices of the New York Stock Exchange Inc., 20 Broad Street, New York, NY 10005; the Chicago Stock Exchange, One Financial Place, 440 South LaSalle Street, Chicago, IL 60605; and the Pacific Exchange, 301 Pine Street, San Francisco, CA 94104.

     The SEC allows us to 'incorporate by reference' into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference each of the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

      Our Annual Report on Form 10-K for the year ended December 31, 1998;

      Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999; and

      Our Current Reports on Form 8-K filed on June 8, 1999, as amended by Form 8-K/A filed July 16, 1999, and July 16, 1999.

     You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

                                 Office of the Secretary
                                 AlliedSignal Inc.
                                 101 Columbia Road
                                 Morris Township, NJ 07962
                                 973-455-5067

     You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement or any incorporated document is accurate as of any date other than the date on its cover.

                               ALLIEDSIGNAL INC.

     AlliedSignal, a Delaware corporation, is a leading advanced technology and manufacturing company serving customers worldwide with aerospace products and services, automotive products, chemicals, fibers, plastics and advanced materials. We operate through eleven strategic business units that offer products and services which are sold principally for use in the following applications: commercial and military aviation, defense, space, automotive and heavy vehicles, electronics, carpeting, refrigeration, construction, computers, utilities, pharmaceutical and agriculture.

     Our strategic business units have been aggregated into five reportable segments. A description of our five reportable segments follows:

     Aerospace Systems. AlliedSignal's Aerospace Systems segment provides sales and service for a wide range of aerospace products for both original equipment manufacturers and aftermarket customers, including:

      systems and components for commercial, military, regional and general aviation aircraft, including environmental control systems, aircraft wheels and brakes, power generation systems and engine controls;

      advanced electronics, avionics and lighting for military aircraft, defense and space stations, large and regional air transport, business and general aviation, including communications, navigation, flight control and management, weather radar systems, microwave landing and electronic systems, flight guidance and control systems, sensors and components, automatic test systems, cockpit display systems and internal and external aircraft lighting;

      maintenance, repair and overhaul services and spares and hardware sales to support aerospace aftermarket customers; and

      management and technical services for the government.

This segment accounted for approximately 32% of AlliedSignal's 1998 total sales.

     Specialty Chemicals & Electronic Solutions. AlliedSignal's Specialty Chemicals & Electronic Solutions segment manufactures engineered materials used in numerous applications and technologically advanced materials used in the manufacturing of electronics and semiconductors. The Specialty Chemicals & Electronic Solutions segment's products include:

    specialty and fine chemical products, including hydrofluoric acid, polyethylene and petroleum-based specialty waxes and wax blends, environmentally safer fluorocarbons, pharmaceutical bulk active and advanced intermediate chemicals and process technology, for use in a diverse range of applications, including pharmaceutical, polymer, crop protection, petroleum, personal care products, security coding, semiconductor, air conditioning and refrigeration, medical, coatings, textile, electronics and nuclear; and

      materials and solutions for the global electronics market, including laminate and prepeg materials used as the base material for printed circuit boards, interconnect materials and solutions for semiconductor wafer manufacturing, electron beam curing equipment and amorphous metals.

This segment accounted for approximately 15% of AlliedSignal's 1998 total sales.

     Turbine Technologies. AlliedSignal's Turbine Technologies segment provides products based on technologically advanced turbine applications. Turbine Technologies' products include:

      auxilary power units for commercial and regional airlines and business and military aircraft;

      turbofan, turboshaft and turboprop propulsion engines for business aviation, regional airlines, military aircraft and marine and industrial markets; and

      turbochargers, charged air coolers, radiators and complete cooling modules for passenger cars, racecars, trucks, buses, agricultural equipment, diesel locomotives and marine, mining, construction, military, aviation, and power generation applications.

This segment accounted for approximately 24% of AlliedSignal's 1998 total sales.

     Performance Polymers. AlliedSignal's Performance Polymers segment manufactures high performance fibers, specialty films, plastics and intermediate chemicals such as caprolactam, the base chemical used to make nylon. These products have broad applications in industries such as commercial and residential carpeting, autos and auto components, food and pharmaceutical packaging, specialty chemicals and electronics. This segment accounted for approximately 13% of AlliedSignal's 1998 total sales.

     Transportation Products. AlliedSignal's Transportation Products segment provides parts, supplies and systems for vehicles to both original equipment manufacturers and aftermarket customers. Transportation Products manufactures and distributes:

      well-recognized consumer-branded automotive products for aftermarket customers, as well as to automotive original equipment manufacturers and installers, such as oil and air filters (FRAM'r'), spark plugs (Autolite'r') and car care products including antifreeze, windshield washer fluids and waxes, washes and specialty cleaners (for example, Prestone'r' and Simoniz'r');

      brake friction materials, including disc brake pads and drum brake linings, and aftermarket brake hard parts, used for a broad range of car, truck, railway and aerospace applications worldwide; and

      air brake and filtration systems and components for heavy-duty trucks, tractors, trailers, buses and other commercial vehicles sold through a joint venture owned 65% by AlliedSignal and 35% by Knorr-Bremse AG of Germany.

This segment accounted for approximately 16% of AlliedSignal's 1998 total sales.

                        COMBINATION WITH HONEYWELL INC.

     On June 7, 1999, AlliedSignal and Honeywell announced that they had entered into a merger agreement providing for the combination of the two companies. Under this agreement, AlliedSignal will be renamed Honeywell International Inc. at the effective time of the combination. When the combination is completed, Honeywell shareowners will be entitled to receive 1.875 shares of Honeywell International common stock for each share of Honeywell common stock plus cash in lieu of any fractional shares. Blossom Acquisition Corp., a wholly owned subsidiary of AlliedSignal, will merge with and into Honeywell at the effective time of the combination, and Honeywell will become a wholly owned subsidiary of Honeywell International. The headquarters of Honeywell International will remain in Morris Township, New Jersey at the current location of AlliedSignal's headquarters.

     The combination with Honeywell is subject to approval by both AlliedSignal and Honeywell shareowners and by European Commission and U.S. antitrust regulators, as well as to other customary conditions. We expect that the combination will be completed during the fall of 1999.

     Founded in 1885, Honeywell is one of the leading technology and controls companies in the world, serving customers in homes, commercial buildings, the industrial arena and space and aviation. Honeywell's home and building control business is a global provider of comfortable, healthy, safe and energy-efficient indoor environments, offering more than 3,500 products to both the consumer market and the building industry. The industrial control business of Honeywell is a worldwide leader in automation solutions from sensors to integrated systems, serving industries such as hydrocarbon processing, chemicals and pulp and paper. Honeywell's space and aviation control business is a leading supplier of avionics systems and products for the commercial, military and space markets with customers ranging from aircraft manufacturers and business aircraft operators to prime space contractors and the U.S. government.

     For more information about the proposed combination with Honeywell, we refer you to our joint proxy statement/prospectus dated July 23, 1999 that we filed with the SEC (Registration No. 333-82049), a copy of which is available to you upon request. See 'Where You Can Find More Information About AlliedSignal'. We will provide updated information about the combination with Honeywell in the prospectus supplement relating to a series of debt securities.

        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The following table sets forth the historical ratios of earnings to fixed charges and preferred stock dividends of AlliedSignal for the periods indicated:

     SIX MONTHS
       ENDED
      JUNE 30,                                 YEARS ENDED DECEMBER 31,
--------------------         -------------------------------------------------------------
1999           1998          1998          1997          1996          1995          1994
----           ----          ----          ----          ----          ----          ----
11.25         10.75          9.41          8.20          7.28          6.25          6.21

     The ratio of earnings to fixed charges is generally computed by dividing the sum of net income, income taxes and fixed charges (net of capitalized interest) less undistributed equity income by fixed charges. Fixed charges represent gross interest and amortization of debt discount and expense and the interest factor of all rentals, consisting of an appropriate interest factor on operating leases.

                                USE OF PROCEEDS

     Unless otherwise specified in the applicable prospectus supplement, the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement will be used for general corporate purposes. General corporate purposes may include the repayment of debt, investments in or extensions of credit to our subsidiaries, or the financing of possible acquisitions or business expansion. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the terms of the debt securities sets forth certain general terms that may apply to the debt securities. The particular terms of any debt securities will be described in the related prospectus supplement.

GENERAL

     Debt securities will be our unsecured, unsubordinated debt securities. They will be issued under an indenture dated as of October 1, 1985, as amended by a first supplemental indenture dated as of February 1, 1991 and a second supplemental indenture dated as of November 1, 1997, between us and The Chase Manhattan Bank, as trustee.

     The following summary of certain provisions of the indenture is not complete. You should refer to the indenture (including the amendments to it) which are exhibits to the registration statement of which this prospectus is a
part (Registration No. 333-     ). The indenture has been qualified under the
Trust Indenture Act. Section references below are to the section in the indenture. The referenced sections of the indenture and the definitions of capitalized terms in the indenture are incorporated by reference in this prospectus.

     The indenture does not limit the amount of debt that we may issue.
The indenture provides that debt securities may be issued thereunder up to the principal amount authorized by us from time to time.
We have issued $1,609,760,000 principal amount of debt securities under our existing indenture with The Chase Manhattan Bank as of the date of this prospectus.

     The debt securities may be issued in one or more separate series. The prospectus supplement relating to the particular series of debt securities being offered will specify the particular amounts, prices and terms of those debt securities. These terms may include:

      the title and type of the debt securities;

      any limit on the aggregate principal amount or aggregate initial offering price of the debt securities and the amount payable upon acceleration;

      the purchase price of the debt securities;

      the dates on which the principal of the debt securities will be payable;

      the interest rates (including the interest rates, if any, applicable to overdue payments) of the debt securities, or the method for determining those rates, and the interest payment dates for the debt securities;

      the places where payments may be made on the debt securities;

      any mandatory or optional redemption provisions applicable to the debt securities;

      any sinking fund or analogous provisions applicable to the debt securities;

      the authorized denominations of the debt securities, if other than $1,000 and integral multiples of $1,000;

      if other than U.S. dollars, the currency, currencies or composite currencies, in which purchase price and/or payments on the debt securities will be payable (which currencies may be different for principal, premium and interest payments);

      any conversion or exchange provisions applicable to the debt securities;

      any additional events of default applicable to the debt securities not set forth in the indenture; and

      any other specific terms of the debt securities.

     Some of the debt securities may be issued as original issue discount debt securities. Original issue discount debt securities bear no interest or bear interest at below-market rates and will be sold at a discount below their stated principal amount. The prospectus supplement will also contain any special tax, accounting or other information relating to original issue discount debt securities or relating to certain other kinds of debt securities that may be offered, including debt securities linked to an index or payable in currencies other than U.S. dollars.

     The debt securities will be issued only in fully registered form without coupons. The indenture also provides that debt securities of a series may be issued as permanent global debt securities. See ' -- Permanent Global Debt Securities' and 'Book-Entry Issuance' below. No service charge will be made for any transfer or exchange of debt securities, but we may require payment of any taxes or other governmental charges.

     Principal of and any premium and interest on the debt securities will be payable at the corporate trust office of the trustee in New York City. Transfers or exchanges of debt securities may be made at the same location. Payment of interest on any debt securities may be made at our option by check mailed to the registered holders of the debt securities at their registered addresses. In connection with any payment on a debt security, we may require the holder to certify information to us. In the absence of such certification, we may rely on any legal presumption to determine whether we must deduct or withhold taxes, assessments or governmental charges from a payment.

     We may at any time repurchase debt securities at any price on the open market or otherwise. We may in our discretion hold, resell or surrender to the trustee for cancellation any debt securities that we acquire.

COVENANTS

     The indenture does not limit our ability to enter into highly leveraged transactions, nor does it provide special protection to holders of debt securities in the event of such transactions. The indenture does not provide special protection in the event of a sudden and dramatic decline in our credit quality resulting from a takeover, recapitalization or similar restructuring. In addition, the indenture does not limit the amount of indebtedness incurred by our subsidiaries. The covenants contained in the indenture are set forth below.

     Limitation on Liens. In the indenture, we covenant not to issue, assume or guarantee any indebtedness for borrowed money secured by liens on any property located in the United States which is

        -- in the opinion of our board of directors, a principal manufacturing property, or

        --  an oil, gas or mineral producing property, or

      any shares of capital stock or indebtedness of any subsidiary owning such property,

without equally and ratably securing the debt securities, subject to certain exceptions specified in the indenture. These exceptions include:

      existing liens on our property or liens on property of corporations at the time such corporations become subsidiaries of or are merged with us;

      liens existing on property when acquired, or incurred to finance the purchase price thereof;

      certain liens on property to secure the cost of exploration, drilling or development of, or improvements on, such property;

      certain liens in favor of or required by contracts with governmental entities; and

      indebtedness secured by liens otherwise prohibited by such covenant not exceeding 10% of the consolidated net tangible assets of AlliedSignal and our consolidated subsidiaries (Sections 101 and 1005).

Transfers of oil, gas or other minerals in place for a period of time until the transferee receives a specified amount of money or of such minerals or any other transfers commonly referred to as 'production payments,' are outside the scope of this covenant and are permitted without restriction.

     Limitation on Sale and Lease-Back Transactions. We also covenant not to enter into any sale and lease-back transaction covering any property located in the United States which is in the opinion of our board of directors, a principal manufacturing property, or an oil, gas or mineral producing property,

unless:

      we would be entitled under the provisions described under ' -- Limitation on Liens' to incur debt equal to the value of such sale and lease-back transaction, secured by liens on the property to be leased, without equally securing the outstanding debt securities; or

      we, during the four months following the effective date of such sale and lease-back transaction, apply an amount equal to the value of such sale and lease-back transaction to the voluntary retirement of long-term indebtedness of AlliedSignal or our subsidiaries (Sections 101 and 1006).

CONSOLIDATION, MERGER AND SALE OF ASSETS

     We may, without the consent of the holders of any debt securities, consolidate or merge with any other person or transfer or lease all or substantially all of our assets to another person or permit another corporation to merge into AlliedSignal, provided that:

      the successor is a person organized under U.S. law;

      the successor person, if not AlliedSignal, assumes our obligations on the debt securities and under the indenture;

      after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

      certain other conditions are met (Section 801A).

DEFEASANCE PROVISIONS

     The indenture contains a provision that, if made applicable to any series of debt securities, permits us to elect:

     (1) to defease and be discharged from all of our obligations (except for certain obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys for payment in trust) with respect to any series of debt securities denominated and payable in U.S. dollars then outstanding ('defeasance'); and/or

     (2) to be released from our obligations under the covenants set forth in Sections 1005 (limitation on liens) and 1006 (limitation on sale and lease-back transactions) and from the consequences of an event of default resulting from a breach of those covenants or a cross-default ('covenant defeasance') (Sections 403 and 1008).

     To elect defeasance or covenant defeasance, we must deposit in trust with the trustee money and/or U.S. government obligations (which are direct obligations of the United States backed by its full faith and credit) which through the payment of principal and interest in accordance with their terms will provide sufficient money, without reinvestment, to repay in full those debt securities, including any sinking fund obligations (Section 101). As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of the defeasance or covenant defeasance. In the case of defeasance under clause (1) above, that opinion must refer to and be based upon a ruling received by us from the Internal Revenue Service or published as a revenue ruling or upon a change in applicable Federal income tax law, and such defeasance may not result in any series of debt securities, if it is listed for trading on the New York Stock Exchange, being delisted.

     Under Federal income tax law as of the date of this prospectus, defeasance would likely be treated as a taxable exchange of debt securities for interests in the defeasance trust. As a result, a holder would recognize gain or loss equal to the difference between the holder's cost or other tax basis for the debt securities and the value of the holder's proportionate interest in the defeasance trust. That holder would thereafter be required to include in income a proportionate share of the income, gain or loss, as the case may be, of the defeasance trust. Under Federal income tax law as of the date of this prospectus, covenant defeasance would ordinarily not be treated as a taxable exchange of debt securities. Purchasers of debt securities should consult their own advisors as to the tax consequences to them of defeasance and covenant defeasance, including the applicability and effect of tax laws other than the Federal income tax law.

     If we exercise our covenant defeasance option with respect to a particular series of debt securities, then even if there were a default under the related covenant, payment of those debt securities could not be accelerated. We may exercise our defeasance option with respect to a particular series of debt securities even if we previously had exercised our covenant defeasance option. If we exercise our defeasance option, payment of those debt securities may not be accelerated because of any event of default. If we exercise our defeasance option or covenant defeasance option and an acceleration were to occur, the realizable value at the acceleration date of the money and U.S. government obligations in the defeasance trust could be less than the principal and interest then due on those debt securities. This is because the required deposit of money and/or U.S. government obligations in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

MODIFICATION

     We and the trustee may make modifications and amendments to the indenture with the consent of the holders of not less than a majority in principal amount of each series of outstanding debt securities affected by the modification or amendment. Without the consent of each affected holder, no modification may:

      change the stated maturity of any debt securities;

      reduce the principal amount of any debt securities;

      reduce the rate or extend the time of payment of interest or any premium of any debt securities;

      impair the right to institute suit for the enforcement of any payment on or after its due date; or

      reduce the percentage of the principal amount of debt securities required to approve any supplemental indenture or any waiver under the indenture (Section 902).

     We and the trustee may amend the indenture without the consent of the holders of debt securities:

      to reflect our merger with another person;

      to replace the trustee;

      to issue a new series of debt securities;

      to effect modifications that do not adversely affect any outstanding series of debt securities; and

      for certain other purposes (Section 901).

     Any modification of the indenture subordinating any series of debt securities issued under it to any other indebtedness of AlliedSignal will not be effective without each holder's consent.

EVENTS OF DEFAULT; WAIVER

     An event of default with respect to any series of debt securities will occur under the indenture if:

      we fail to pay principal of or any premium on the series, except for principal due upon sinking fund redemptions;

      we fail to pay any installment of interest on the series for a period of 30 days;

      we fail to pay any sinking fund redemption on the series for a period of 30 days;

      we fail to perform any other covenant in the indenture for 90 days after notice;

      we or a court take certain actions relating to the bankruptcy, insolvency or reorganization of AlliedSignal for the benefit of our creditors; or

      any other event of default specified with respect to debt securities of that series as described in the applicable prospectus supplement occurs (Section 501).

     No event of default with respect to a particular series of debt securities issued under the indenture necessarily constitutes an event of default with respect to any other series of debt securities (Section 501).

     On the occurrence of an event of default with respect to a series of debt securities, the trustee or the holders of at least 25% in principal amount at maturity of such series of debt securities then outstanding may declare the principal, or in the case of debt securities sold at an original issue discount, the amount specified in the terms thereof, to be due and payable immediately (Section 501).

     Subject to certain conditions, the declaration described in the preceding paragraph may be annulled and past defaults, except uncured payment defaults and certain other specified defaults, may be waived by the holders of not less than a majority in aggregate principal amount at maturity of outstanding debt securities of the series affected by any event of default (Sections 501, 502 and 507).

     Upon payment of the principal amount in respect of an event of default on any series of debt securities, together with any premium or interest due thereon, all of our obligations in respect to payment of indebtedness on such debt securities will terminate (Section 401).

     The indenture requires the trustee to, within 90 days after the occurrence of a default with respect to any outstanding series of debt securities, give the holders of that series notice of the default if uncured. The trustee may withhold this notice of default, except for default in the payment of principal of or any premium or interest on, or of any sinking fund payment with respect to, such series of debt securities, if it considers such withholding to be in the interest of holders of debt securities (Section 508).

     We are required annually to file with the trustee a certificate stating that no default exists under the indenture, or specifying the nature and status of any default (Section 1004).

     Subject to provisions relating to its duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any holders of debt securities unless such holders of debt securities shall have offered to the trustee reasonable security or indemnity (Section 603). Subject to that provision for security or indemnification, the holders of a majority in principal amount of the debt securities of any series then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to, or exercising any trust or power conferred on, the trustee with respect to the debt securities of that series (Section 504).

INFORMATION CONCERNING THE TRUSTEE UNDER THE INDENTURE

     We and some of our subsidiaries and affiliates maintain deposits with, and conduct other banking transactions with, The Chase Manhattan Bank in the ordinary course of business. These include:

      The Chase Manhattan Bank is the trustee under the indenture under which our Serial Zero Coupon Bonds Due through 2009 are outstanding.

      The Chase Manhattan Bank is fiscal agent for our 8% Bonds Due May 15,
      2006.

      The Chase Manhattan Bank is a lender under one of our revolving credit agreements with a group of banks. The Chase Manhattan Bank has a commitment of $50 million under this revolving credit agreement.

PERMANENT GLOBAL DEBT SECURITIES

     The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with a depositary or its nominee identified in the related prospectus supplement (Section 203). Unless otherwise indicated in the related prospectus supplement, any such depositary will be DTC. Unless otherwise provided in the related prospectus supplement, a global security may not be transferred except as a whole to the depositary, a nominee of the depositary or their successors unless it is exchanged in whole or in part for debt securities in individually certificated form. For a description of the depositary arrangements, see 'Book-Entry Issuance'. Any additional terms of the depositary arrangement with respect to any series of debt securities and the rights of and limitations on owners of beneficial interests in a global security representing a series of debt securities may be described in the related prospectus supplement.

                              BOOK-ENTRY ISSUANCE

     Most series of debt securities will be book-entry securities. Upon issuance, all book-entry securities of the same issue will be represented by one or more fully registered global securities, without interest coupons. Each global security will be deposited with, or on behalf of, The Depository Trust Company or 'DTC', a securities depository, and will be registered in the name of

DTC or a nominee of DTC. DTC will thus be the only registered holder of these debt securities and will be considered the sole owner of the securities for purposes of the indenture.

     Purchasers may only hold interests in the global securities through DTC if they are a participant in the DTC system. Purchasers may also hold interests through a securities intermediary -- banks, brokerage houses and other institutions that maintain securities accounts for customers -- that has an account with DTC or its nominee. DTC will maintain accounts showing the securities holdings of its participants, and these participants will in turn maintain accounts showing the securities holdings of their customers. Some of these customers may themselves be securities intermediaries holding debt securities for their customers. Thus, each beneficial owner of a book-entry security will hold that security indirectly through a hierarchy of intermediaries, with DTC at the 'top' and the beneficial owner's own securities intermediary at the 'bottom.'

     The securities of each beneficial owner of a book-entry security will be evidenced solely by entries on the books of the beneficial owner's securities intermediary. The actual purchaser of the securities will generally not be entitled to have the securities represented by the global securities registered in its name and will not be considered the owner under the indenture. In most cases, a beneficial owner will also not be able to obtain a paper certificate evidencing the holder's ownership of securities. The book-entry system for holding securities eliminates the need for physical movement of certificates. The laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability to transfer book-entry securities.

     Unless otherwise specified in the prospectus supplement with respect to a series of debt securities, a beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive or paper securities only if:

      DTC is unwilling or unable to continue as depositary for such global security and AlliedSignal is unable to find a qualified replacement for DTC within 90 days;

      at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934; or

      AlliedSignal in its sole discretion decides to allow some or all book-entry securities to be exchangeable for definitive securities in registered form.

     Any global security that is exchangeable will be exchangeable in whole for definitive securities in registered form, with the same terms and of an equal aggregate principal amount, in denominations of $1,000 and whole multiples of $1,000. Definitive notes will be registered in the name or names of the person or persons specified by DTC in a written instruction to the registrar of the securities. DTC may base its written instruction upon directions it receives from its participants.

     In this prospectus and the accompanying prospectus supplement, for book-entry securities, references to actions taken by security holders will mean actions taken by DTC upon instructions from its participants, and references to payments and notices of redemption to security holders will mean payments and notices of redemption to DTC as the registered holder of the securities for distribution to participants in accordance with DTC's procedures.

     DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a 'clearing corporation' within the meaning of the New York Uniform Commercial Code and a 'clearing agency' registered under section 17A of the Securities Exchange Act of 1934. The rules applicable to DTC and its participants are on file with the SEC.

     DTC's management is aware that some computer applications, systems, and the like for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter 'Year 2000 problems.' DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as they relate to the timely payment of distributions to securityholders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

     AlliedSignal will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

                              PLAN OF DISTRIBUTION

     We may sell the debt securities:

      through underwriters,

      through agents, or

      directly to a limited number of institutional purchasers or to a single purchaser.

     The prospectus supplement will set forth the terms of the offering of the debt securities, including the following:

      the name or names of any underwriters;

      the purchase price and the proceeds we will receive from the sale;

      any underwriting discounts and other items constituting underwriters' compensation;

      any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

      any securities exchanges on which the debt securities of the series may be listed.

     If underwriters are used in the sale, the debt securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The debt securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase debt securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the debt securities of a series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Debt securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the debt securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to that agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

     We may authorize agents or underwriters to solicit offers by certain types of institutions to purchase debt securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts. These contracts will provide for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions payable for solicitation of such contracts will be set forth in the applicable prospectus supplement.

     Agents and underwriters may be entitled to indemnification by us against civil liabilities arising out of this prospectus, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make relating to those liabilities.

     Each series of debt securities will be a new issue of securities with no established trading market. Any underwriter may make a market in the debt securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any debt securities.

     Agents and underwriters may be engaged in transactions with, or perform commercial or investment banking or other services for, us or our subsidiaries or affiliates, in the ordinary course of business.

     We estimate that our expenses associated with this offering will be approximately $0.8 million, excluding underwriting discounts and commissions.

                                    EXPERTS

     The audited financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

     With respect to the unaudited consolidated financial information of AlliedSignal for the three-month periods ended March 31, 1999 and 1998 and the three-month and six-month periods ended June 30, 1999 and 1998 incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 13, 1999 and August 11, 1999 incorporated by reference in this prospectus, state that they did not audit and did not express an opinion on that unaudited consolidated financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited consolidated financial information because that report is not a 'report' or a 'part' of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act.

                                 LEGAL OPINIONS

     Certain legal matters will be passed upon for AlliedSignal by J. Edward Smith, Assistant General Counsel, Corporate and Finance, of AlliedSignal, and for any underwriters by Cravath, Swaine & Moore, New York, New York. Mr. Smith beneficially owns shares of AlliedSignal common stock and has options to acquire additional shares of AlliedSignal common stock granted under option plans of AlliedSignal.

     In the opinions described above, certain assumptions will be made regarding future action required to be taken by AlliedSignal and others in connection with the issuance and sale of any particular offered debt securities, the specific terms of those offered debt securities and other matters which may affect the validity of those offered debt securities but which cannot be ascertained on the date of the relevant opinion.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


Securities and Exchange Commission Registration Fee.........   222,400
Printing....................................................   100,000*
Legal Fees and Expenses.....................................    10,000*
Accountants' Fees and Expenses..............................    10,000*
Trustees' Fees and Expenses.................................    10,000*
Rating Agency Fees..........................................   400,000*
Miscellaneous Expenses......................................    12,600*
                                                              --------
     Total..................................................  $765,000*
                                                              --------
                                                              --------

------------
* Estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law (DGCL) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, proceedings whether civil, criminal, administrative, or investigative (other than action by or in the right of the corporation -- a 'derivative action'), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, shareowner vote, agreement, or otherwise.

     Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its shareowners for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its shareowners,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

     Under Article ELEVENTH of AlliedSignal's Restated Certificate of Incorporation, each person who is or was a director or officer of AlliedSignal, and each director or officer of AlliedSignal who serves or served any other enterprise or organization at the request of AlliedSignal, shall be indemnified by AlliedSignal to the full extent permitted by the DGCL.

     Under the DGCL, to the extent that such a person is successful on the merits or otherwise in defense of a suit or proceeding brought against such person by reason of the fact that such person is or was a director or officer of AlliedSignal, or serves or served any other enterprise or organization at the request of AlliedSignal, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection with such action.

     If unsuccessful in defense of a third-party civil suit or a criminal suit, or if such a suit is settled, such a person shall be indemnified under such law against both (1) expenses (including attorneys' fees) and (2) judgments, fines and amounts paid in settlement if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of AlliedSignal, and with respect to any criminal action, had no reasonable cause to believe such person's conduct was unlawful.

     If unsuccessful in defense of a suit brought by or in the right of AlliedSignal, or if such suit is settled, such a person shall be indemnified under such law only against expenses (including attorneys' fees) actually and reasonably incurred in the defense or settlement of such suit if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of AlliedSignal except that if such a person is adjudged to be liable in such suit to AlliedSignal, such person cannot be made whole even for expenses unless the court determines that such person is fairly and reasonably entitled to indemnity for such expenses.

     In addition, AlliedSignal maintains directors' and officers' reimbursement and liability insurance pursuant to standard form policies. The risks covered by such policies include certain liabilities under the securities laws.

ITEM 16. EXHIBITS.

EXHIBIT NO.
-----------
    1.1       --Underwriting Agreements for issuances of debt securities
                (to be filed by amendment or on a Current Report on Form
                8-K at the time of offer).
    3.1       --AlliedSignal's Restated Certificate of Incorporation
                (incorporated by reference to Exhibit 3(i) to
                AlliedSignal's Form 10-Q for the quarter ended March 31,
                1997).
    3.2       --AlliedSignal's By-laws, as amended (incorporated by
                reference to Exhibit 3(ii) to AlliedSignal's Form 10-Q for the quarter ended March 31, 1996).
    4.1       --Indenture dated as of October 1, 1985 relating to debt
                securities between AlliedSignal and The Chase Manhattan
                Bank, as Trustee (filed herewith).
    4.2       --First Supplemental Indenture dated as of February 1, 1991 relating to debt securities between AlliedSignal and The
                Chase Manhattan Bank, as Trustee (filed herewith).
    4.3       --Second Supplemental Indenture dated as of November 1,
                1997 relating to debt securities between AlliedSignal and
                The Chase Manhattan Bank, as Trustee (Incorporated by
                reference to Exhibit 4.5 to Amendment No. 2 to
                Registration Statement No. 33-04551).
    5.1       --Opinion of J. Edward Smith, Esq., with respect to the
                legality of the debt securities being registered hereby
                (filed herewith).
   12         --Statement of Computation of AlliedSignal's ratio of
                earnings to fixed charges (filed herewith).
   15         --Independent Accountants' Acknowledgment Letter as to the
                incorporation of their reports relating to unaudited
                interim financial information (filed herewith).
   23.1       --Consent of PricewaterhouseCoopers LLP (filed herewith).
   23.2       --The consent of J. Edward Smith, Esq. is contained in his opinion filed as Exhibit 5.1 to this registration
                statement.
   24         --Powers of Attorney (filed herewith).
   25.1       --Form T-1 Statement of Eligibility and Qualification of
                The Chase Manhattan Bank with respect to the Indenture
                (filed herewith).

ITEM 17. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(b) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

          (6) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939, as amended ('Trust Indenture Act') in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Morris, State of New Jersey, on the 30th day of August, 1999.

                                          ALLIEDSIGNAL INC.

                                          By:       /s/ RICHARD F. WALLMAN
                                               .................................

                                                     RICHARD F. WALLMAN
                                                 SENIOR VICE PRESIDENT AND
                                                  CHIEF FINANCIAL OFFICER

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              NAME                                      TITLE                               DATE
              ----                                      -----                               ----

                    *                       Director, Chairman of the Board and
 ..........................................  Chief Executive Officer
           LAWRENCE A. BOSSIDY
                    *                       Director
 .........................................
             HANS W. BECHERER

                    *                       Director
 .........................................
            MARSHALL N. CARTER

                    *                       Director
 .........................................
               ANN M. FUDGE

                    *                       Director
 .........................................
            ROBERT P. LUCIANO

                    *                       Director
 .........................................
             ROBERT B. PALMER

                    *                       Director
 .........................................
            RUSSELL E. PALMER

                    *                       Director
 .........................................
            FREDERIC M. POSES

                    *                       Director
 .........................................
            IVAN G. SEIDENBERG

                    *                       Director
 .........................................
             ANDREW C. SIGLER

                    *                       Director
 .........................................
             JOHN R. STAFFORD

                   NAME                                    TITLE                         DATE
                   ----                                    -----                         ----
                    *                       Director
 .........................................
            THOMAS P. STAFFORD

                    *                       Director
 .........................................
            ROBERT C. WINTERS

                    *                       Director
 .........................................
              HENRY T. YANG

          /s/ RICHARD F. WALLMAN            Senior Vice President and Chief        August 30, 1999
 .........................................    Financial Officer
            RICHARD F. WALLMAN                (Principal Financial Officer)

        /s/ RICHARD J. DIEMER, JR.          Vice President and Controller          August 30, 1999
 .........................................    (Chief Accounting Officer)
          RICHARD J. DIEMER, JR.

      * By:   /s/ RICHARD F. WALLMAN                                               August 30, 1999
 .........................................
           RICHARD F. WALLMAN,
             ATTORNEY-IN-FACT

                                      EXHIBIT INDEX

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
    1.1       --Underwriting Agreements for issuances of debt securities
                (to be filed by amendment or on a Current Report on Form
                8-K at the time of offer).
    3.1       --AlliedSignal's Restated Certificate of Incorporation
                (incorporated by reference to Exhibit 3(i) to
                AlliedSignal's Form 10-Q for the quarter ended March 31,
                1997).
    3.2       --AlliedSignal's By-laws, as amended (incorporated by
                reference to Exhibit 3(ii) to AlliedSignal's Form 10-Q for the quarter ended March 31, 1996).
    4.1       --Indenture dated as of October 1, 1985 relating to debt
                securities between AlliedSignal and The Chase Manhattan
                Bank, as Trustee (filed herewith).
    4.2       --First Supplemental Indenture dated as of February 1, 1991 relating to debt securities between AlliedSignal and The
                Chase Manhattan Bank, as Trustee (filed herewith).
    4.3       --Second Supplemental Indenture dated as of November 1,
                1997 relating to debt securities between AlliedSignal and
                The Chase Manhattan Bank, as Trustee (Incorporated by
                reference to Exhibit 4.5 to Amendment No. 2 to
                Registration Statement No. 33-04551).
    5.1       --Opinion of J. Edward Smith, Esq., with respect to the
                legality of the debt securities being registered hereby
                (filed herewith).
   12         --Statement of Computation of AlliedSignal's ratio of
                earnings to fixed charges (filed herewith).
   15         --Independent Accountants' Acknowledgment Letter as to the
                incorporation of their reports relating to unaudited
                interim financial information (filed herewith).
   23.1       --Consent of PricewaterhouseCoopers LLP (filed herewith).
   23.2       --The consent of J. Edward Smith, Esq. is contained in his opinion filed as Exhibit 5.1 to this registration
                statement.
   24         --Powers of Attorney (filed herewith).
   25.1       --Form T-1 Statement of Eligibility and Qualification of
                The Chase Manhattan Bank with respect to the Indenture
                (filed herewith).

                             STATEMENT OF DIFFERENCES
                             ------------------------

The registered trademark symbol shall be expressed as..................... 'r'
The section symbol shall be expressed as.................................. 'SS'